Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Prospectus Supplement of Citigroup Mortgage Loan Trust Inc. for the registration of Citigroup Mortgage Loan Trust Inc., Asset-Backed Pass-Through Certificates, Series 2005-WF2, in the registration statement on Form S-3 (No. 333-124036) and to the incorporation by reference therein of our report dated January 24, 2005, (except Note 3k, as to which the date is March 15, 2005) with respect to the financial statements of Financial Guaranty Insurance Company, appearing in the Form 8-K of Citigroup Mortgage Loan Trust Inc. dated September 1, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

September 1, 2005